Exhibit 99.1


                    Ashworth, Inc. Reports Second Quarter And
       YTD Fiscal 2006 Financial Results; Continued Strong Improvement in
      Operational Execution; Profitability Returns to Historical Levels in
        First Half of Fiscal 2006 Due to Profit Improvement Initiatives

    CARLSBAD, Calif.--(BUSINESS WIRE)--June 6, 2006--Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced financial results for its second quarter ended April 30, 2006.

    Second Quarter Highlights:

    During the second quarter of fiscal 2006, the Company's management team, with the strong and active support of its Board of Directors, continued to implement the profit improvement initiatives outlined in the fourth quarter of 2005. The ongoing implementation of many of these actions, which were designed to improve the Company's operational execution and financial performance, have generated second quarter results comparable to historical performance levels as well as several other notable achievements. Highlights for the second quarter of fiscal 2006 include:



   --  Total Company sales of $66.0 million, up 2.1% over last year;

   -- Consolidated EPS of $0.32 per share, as compared to $0.34 per share in the second quarter of fiscal 2005 on a fully diluted basis. Included in the current quarter results are special selling, general and administrative ("SG&A") expenses totaling approximately $0.8 million, or $0.03 per diluted share on an after-tax basis, that were not incurred in the same quarter of the prior year;

   --  Sales growth in five of six distribution channels:

       -- Fourth successive quarter of strong double digit growth in the corporate channel

       -- Improved merchandising in the retail channel resulting in strong year over year growth in sales while reducing granted markdown allowances as compared to the second half of fiscal 2005

       -- Continued growth in the international channel driven primarily by sales in Europe

       --  Solid growth in the collegiate channel;

   --  Gross margin returning to historical levels;

   -- Continued to meet operating direct labor efficiency targets at the Company's U.S. Embroidery and Distribution Center (EDC); and

   --  Agreement reached relating to the Company's 2006 Annual
       Meeting of Stockholders.


    Summary of Second Quarter Results:

    Consolidated net revenue for the second quarter ended April 30, 2006 increased 2.1% to $66.0 million as compared to $64.7 million for the second quarter of 2005. The Company reported consolidated second quarter net income of $4.7 million, or $0.32 per diluted share, compared to net income of $4.8 million, or $0.34 per diluted share, for the same quarter of the prior year. Net revenue for the domestic segment increased 1.9% to $52.8 million from $51.9 million for the same period of the prior year. Net revenue from the international segment increased 3.0% to $13.2 million from $12.8 million for the same period of the prior year.
    In the second quarter of fiscal 2006, the Company's gross margin was 45.3%, which remains in line with historical levels for the second consecutive quarter, as compared to 43.4% in the second quarter of 2005. This gross margin improvement was driven primarily by an increase in sales of full margin products and improved direct labor efficiencies at the Company's domestic EDC.
    Included in the SG&A expenses for the second quarter of fiscal 2006 are pre-tax charges of approximately $0.8 million, primarily consulting and legal expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the ongoing exploration of strategic alternatives and stock option expenses. These special SG&A expenses, on an after tax basis, equate to a $0.03 per diluted share reduction in earnings for the second quarter.

    Profit Improvement Initiatives

    "We are pleased with the significantly improved operational and financial results across our organization," stated Randall L. Herrel, Sr., Chairman and Chief Executive Officer. "Over the first two quarters of fiscal 2006, we have achieved solid results and returned Ashworth to historical levels of profitability. These results demonstrate the continued positive and prompt impact of the many actions we have taken since we implemented the initial phase of our profit improvement initiatives. These included increased efficiency at the EDC, lower retail markdowns as compared to the second half of fiscal 2005, improved gross margin management and enhanced domestic inventory management. And while we are pleased that our first half results reflect the success of these initiatives, there is still more work to be done. To that end, we have already implemented additional profit improvement initiatives to further complete our operational and financial turnaround. These additional initiatives include improving sales in our core green grass golf channel, continuing to focus on product innovation and further strengthening our global supply chain processes.
    "We took these actions to support our multi-brand, multi-channel business, generate acceptable returns in all of our channels, and enhance value for our stockholders. We remain committed to continuing to take the necessary steps to drive growth, improve returns in our channels, and build upon this positive momentum."

    Domestic Golf Channel:

    Total revenues in the domestic golf channel in the second quarter 2006 decreased to $27.9 million, or 9.0%, from the same period last year. Management believes that the overall softness in the traditional green grass channels adversely affected the Company's sales in the first half of fiscal 2006. The Company has seen growth in its technical product lines, which has partially offset the decline in sales of the Company's more traditional all-cotton product lines, and believes that its more balanced product offering positions it for future growth in this channel. The Company noted that growth in this channel is one of its key additional profit improvement initiatives.

    International Channel:

    Revenues from the international distribution channel were $13.2 million, an increase of 3.0% over the same period last year. Revenues were primarily driven by growth in the Company's European subsidiary which is attributable to growth in Callaway Golf apparel, the Women's product line and the international corporate channel.

    Corporate Channel:

    Revenues for the corporate distribution channel were $7.3 million, an increase of 20.8% over the same period last year. Driven by the success of new growth strategies, the corporate channel's second quarter results represent the fourth consecutive quarter of strong double digit growth. With this significant growth rate, Management believes that the Company is continuing to gain market share in the channel. The positive results reflect growth in the Ashworth(R) and Callaway Golf apparel brands, as well as the launch of Ashworth's AWS(TM) collection into the corporate channel.

    Retail Channel:

    Revenues for the retail distribution channel were $7.0 million, an increase of 22.2% over the same period last year. The retail channel experienced significant growth in both brands in the second quarter of 2006 primarily resulting from new initiatives, including a new merchandising strategy and improved product mix. The Company's shift in its merchandising to focus more on classic key items and less on fashion merchandise, along with the introduction of technical performance products, has resulted in improved sell-through and significantly lower markdowns as compared to the second half of fiscal 2005, as well as a strong order backlog for the balance of the 2006 season.

    Ashworth East:

    Second quarter revenues for Ashworth East were $8.1 million, an increase of 2.7% over the same period last year. Revenues for The Game(R), the Company's brand in the collegiate bookstore channel, increased 12.5% primarily due to cross selling of Ashworth apparel into the collegiate/bookstore channel as well as the direct import headwear program. Sales of the Company's brand in the NASCAR/racing channel decreased 32.0%, primarily due to the sale of one major customer to an acquiring company. The Company believes, however, that sales in the NASCAR/racing channel in the second half of fiscal 2006 will be up based on pre-book order trends from that acquiring company. All other sales increased 33.7 % primarily as a result of being the exclusive on-site event merchandiser for the 2006 Kentucky Derby.

    Company-Owned Outlet Stores:

    Revenues from the Company-owned outlet stores were $2.5 million, an increase of 63.9% over the same period last year. Since the second quarter of 2005, the Company added a net of six new outlet stores (eight outlet openings, two outlet closings) bringing the Company's total number of outlet stores to 14. The new outlet stores net of closings contributed $0.9 million in sales in the second quarter of fiscal 2006 while sales on a comparative store basis increased 8.2% as compared to last year's second quarter.

    Embroidery and Distribution Center (EDC):

    The Company's EDC business continues to meet operating direct labor efficiency targets. The EDC performed efficiently, especially during the Company's peak processing second quarter which has historically been the most challenging. Positive results for the EDC were driven by efficiency measures that focused on direct labor utilization. As a result of the improved efficiency, the Company has been able to better serve customers, provide quicker turnaround to the Company's corporate and golf customers for their at-once needs, improve the quality of the Company's embroidery operations, reduce customer returns for processing defects, achieve higher customer satisfaction, provide additional capacity for improved economies of scale, and support the Company's multi-brand, multi-channel growth strategy. The Company also noted that labor overtime at the EDC continues to trend favorably and is significantly below last year's levels.

    Balance Sheet:

    The Company's Balance Sheet, which was a key area of focus in the initial phase of the profit improvement initiatives, continued to show improvement in the second quarter of fiscal 2006 primarily due to a focus on inventory and accounts receivable initiatives.
    As a result of the Company's implementation of multiple inventory and supply chain initiatives, overall net inventory decreased 1.5% to $53.1 million as of April 30, 2006 as compared to $53.9 million as of April 30, 2005, while sales grew 2.1% for the second quarter of fiscal 2006 as compared to the same period last year. Overall net inventory for the second quarter of fiscal 2006 also decreased 14.0%, or $8.6 million, from the first quarter of fiscal 2006. Domestic net inventory, excluding Ashworth East, decreased 15.7% from the second quarter of 2005. All other inventory grew 39.5% to $19.3 million as of April 30, 2006 as compared to $13.8 million as of April 30, 2005 to support third quarter fiscal 2006 sales initiatives.
    Net accounts receivable decreased 3.2% to $50.7 million at April 30, 2006 as compared to $52.4 million at April 30, 2005, while revenues increased 2.1% for the second quarter. This resulted in an improvement in the DSOs to 70 days in the second quarter of fiscal 2006 from 74 days in the same period last year.

    FY 2006 Guidance

    The Company reaffirmed its previously stated consolidated revenue guidance for fiscal 2006 of approximately $210 to $220 million. Based on current trends, the Company also reaffirmed its guidance for consolidated net earnings for fiscal 2006 of $0.48 to $0.56 per diluted share. Management noted that this guidance is dependent upon achieving traditional in-season order trends. The guidance could also be adversely impacted by higher than expected expenses to be incurred in implementing initiatives to improve sales growth in the Company's green grass distribution channel and the ongoing exploration of strategic alternatives.

    Agreement with The Knightspoint Group

    As previously announced, on May 5, 2006, Ashworth and The Knightspoint Group reached an agreement relating to Ashworth's 2006 Annual Meeting of Stockholders. Under the terms of the agreement, the Company appointed two of Knightspoint's proposed candidates, David M. Meyer, Managing Member of Knightspoint Partners LLC, and Peter M. Weil, Partner of Lighthouse Retail Group LLC, as new independent directors to Ashworth's Board of Directors, effective May 8, 2006. Mr. Meyer and Mr. Weil will be included in the Company's proxy statement as candidates for election at the 2006 Annual Meeting. In addition, a third independent director, to be mutually agreed upon by Knightspoint and the Company, will be added to the Board as soon as practicable. Additional terms of the agreement are available in the Company's Form 8-K that was filed with the Securities and Exchange Commission on May 9, 2006.
    As part of the agreement, Knightspoint withdrew its proposed Bylaws amendments and its nomination of candidates for election to the Board and has agreed to vote its shares in favor of all of the Board's nominees. Ashworth's 2006 Annual Meeting of Stockholders has been scheduled for July 17, 2006.
    Also as part of the agreement, the Company's Board of Directors established a new Special Committee of five directors to oversee the Company's ongoing exploration of a range of strategic alternatives to enhance stockholder value, including a possible sale of the Company. The Special Committee is comprised of Mr. Meyer, Mr. Weil, Mr. Herrel, Mr. James Hayes and Mr. Stephen Carpenter. The Company continues to note that there can be no assurance that any transaction or other corporate action will result from this effort.

    Summary

    Mr. Herrel concluded, "We are pleased that our results for the first half of 2006 reflect the continued success of our profit improvement initiatives. We have brought operations more in line with historical levels, consistently grown sales in five of six distribution channels, returned gross margins to historical levels and settled the proxy contest. We have also worked diligently on our exploration of strategic alternatives.
    "Our Board and Management are committed to building upon this positive momentum and generating improvements across our distribution channels. We remain focused on implementing additional initiatives to improve sales growth in our core green grass golf distribution channel and continuing to provide innovative product to our customers. Our Board and Management believe that Ashworth is well-positioned for continued profitable growth and value creation and we believe that continued execution of Ashworth's initiatives will generate positive returns for all of our stockholders," concluded Mr. Herrel.

    Conference Call

    Investors and all others are invited to listen to a conference call discussing second quarter results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 866-425-6195. International participants should dial 973-935-2981. Callers should ask to be connected to Ashworth's second quarter earnings teleconference or provide the conference ID number: 7410918. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

    About Ashworth, Inc.

    Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores, and to corporate customers. Ashworth's three market-leading brands include: Ashworth Collection(TM), a range of upscale sportswear designed to be worn on and off course; Ashworth Authentics(TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems(R), a technical performance line. Ashworth is also an official apparel licensee of Callaway Golf Company.
    Ashworth is a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. The Game(R) is a leading headwear brand to collegiate bookstores and Kudzu(R) products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.
    For more information, please visit the Company's web site at www.ashworthinc.com.

    This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the identification and evaluation of strategic alternatives, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2005, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2005.



ASHWORTH, INC.
Consolidated Statements of Income
Second Quarter and Six Months ended April 30, 2006 and 2005
(Unaudited)

                                             Summary of Results of
                                                   Operations
                                               2006          2005
                                           ------------- -------------
SECOND QUARTER
--------------
Net Revenue                                 $66,020,000   $64,668,000
Cost of Sales                                36,137,000    36,585,000
                                           ------------- -------------
 Gross Profit                                29,883,000    28,083,000
Selling, General and Administrative
 Expenses                                    21,510,000    19,303,000
                                           ------------- -------------
Income from Operations                        8,373,000     8,780,000
Other Income (Expense):
 Interest Income                                  9,000        14,000
 Interest Expense                              (722,000)     (576,000)
 Other Income (Expense), net                    131,000      (200,000)
                                           ------------- -------------
 Total Other Expense, net                      (582,000)     (762,000)
                                           ------------- -------------
Income Before Provision for Income Taxes      7,791,000     8,018,000
Provision for Income Taxes                   (3,116,000)   (3,207,000)
                                           ------------- -------------
 Net Income                                  $4,675,000    $4,811,000
                                           ============= =============

Income Per Share - BASIC                          $0.32         $0.35
Weighted Average Common Shares Outstanding   14,404,000    13,813,000
                                           ============= =============

Income Per Share - DILUTED                        $0.32         $0.34
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,560,000    14,271,000
                                           ============= =============

SIX MONTHS
----------
Net Revenue                                $106,632,000  $101,180,000
Cost of Sales                                58,773,000    58,463,000
                                           ------------- -------------
 Gross Profit                                47,859,000    42,717,000
Selling, General and Administrative
 Expenses                                    39,208,000    33,393,000
                                           ------------- -------------
Income from Operations                        8,651,000     9,324,000
Other Income (Expense):
 Interest Income                                 19,000        34,000
 Interest Expense                            (1,401,000)   (1,109,000)
 Other Income (Expense), net                    439,000       (93,000)
                                           ------------- -------------
Total Other Expense, net                       (943,000)   (1,168,000)
                                           ------------- -------------
Income Before Provision for Income Taxes      7,708,000     8,156,000
Provision for Income Taxes                   (3,083,000)   (3,262,000)
                                           ------------- -------------
 Net Income                                  $4,625,000    $4,894,000
                                           ============= =============

Income Per Share - BASIC                          $0.32         $0.36
Weighted Average Common Shares Outstanding   14,290,000    13,769,000
                                           ============= =============

Income Per Share - DILUTED                        $0.32         $0.35
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,458,000    14,184,000
                                           ============= =============

ASHWORTH, INC.
Consolidated Balance Sheets
As of April 30, 2006 and 2005
(Unaudited)

                                             April 30,      April 30,
ASSETS                                         2006           2005
------                                    -------------  -------------

CURRENT ASSETS
 Cash and Cash Equivalents                  $5,950,000     $3,032,000
 Accounts Receivable-Trade, net             50,740,000     52,443,000
 Inventories, net                           53,099,000     53,931,000
 Other Current Assets                       11,046,000      9,965,000
                                          -------------  -------------
   Total Current Assets                    120,835,000    119,371,000

Property and Equipment, net                 38,967,000     37,802,000
Intangible Assets, net                      24,287,000     23,410,000
   Other Assets, net                           320,000        283,000
                                          -------------  -------------
              Total Assets                $184,409,000   $180,866,000
                                          =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
 Line of Credit                            $29,050,000    $16,000,000
 Current Portion of Long-Term Debt           2,098,000      4,457,000
 Accounts Payable - Trade                   15,137,000     16,415,000
 Other Current Liabilities                   8,593,000      9,234,000
                                          -------------  -------------
 Total Current Liabilities                  54,878,000     46,106,000

Long-Term Debt                              16,879,000     25,082,000
Other Long-Term Liabilities                  2,129,000      1,914,000
Stockholders' Equity                       110,523,000    107,764,000
                                          -------------  -------------
  Total Liabilities and Stockholders'
   Equity                                 $184,409,000   $180,866,000
                                          =============  =============

This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP financial results provides useful information to both management and investors to better understand the impact of excess SG&A expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the ongoing exploration of strategic alternatives, stock option expenses and certain public company costs booked in the first six months of fiscal 2006 but not incurred last year. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.


                            ASHWORTH, INC.
       Adjusted Non-GAAP Consolidated Statements of Operations
             Second Quarter ended April 30, 2006 and 2005
                             (Unaudited)

                                                              Quarter
                               Quarter Ended                   Ended
                                  4/30/06                     4/30/05
                    --------------------------------------------------
                                Elimination
                                 of Excess    Adjusted
                        As         SG&A       Non-GAAP         As
                     Reported    expenses(1)   Results      Reported
                    ----------- ------------ ------------ ------------
Net Revenue         $66,020,000          $-  $66,020,000  $64,668,000
Cost of Sales        36,137,000           -   36,137,000   36,585,000
                    ------------ ----------- ------------ ------------
 Gross Profit        29,883,000               29,883,000   28,083,000
Selling, General
 and Administrative
  Expenses           21,510,000    (800,000)  20,710,000   19,303,000
                    ------------ ----------- ------------ ------------
Income from
 Operations           8,373,000     800,000    9,173,000    8,780,000
Other Income
 (Expense):
 Interest Income          9,000           -       90,000       14,000
 Interest Expense      (722,000)          -     (722,000)    (576,000)
 Other Income
  (Expense), net        131,000           -      131,000     (200,000)
                    ------------ ----------- ------------ ------------
 Total Other
  Expense, net         (582,000)          -     (582,000)    (762,000)
Income Before
 Provision for
 Income Taxes         7,791,000     800,000    8,591,000    8,018,000
Provision for
 Income Taxes        (3,116,000)   (320,000)  (3,436,000)  (3,207,000)
                    ------------ ----------- ------------ ------------
 Net Income          $4,675,000    $480,000   $5,155,000   $4,811,000
                    ============ =========== ============ ============

Income  Per Share -
 BASIC                    $0.32       $0.03        $0.35        $0.35
Weighted Average
 Common Shares
 Outstanding         14,404,000  14,404,000   14,404,000   13,813,000
                    ============ =========== ============ ============

Income Per Share -
 DILUTED                  $0.32       $0.03        $0.35        $0.34
Adjusted Weighted
 Average Shares
 And Assumed
 Conversions         14,560,000  14,560,000   14,560,000   14,271,000
                    ============ =========== ============ ============

(1) Excess SG&A expenses are primarily consulting and legal expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the ongoing exploration of strategic alternatives and stock option expenses booked in the first six months of fiscal 2006 but not incurred last year.


                            ASHWORTH, INC.
       Adjusted Non-GAAP Consolidated Statements of Operations
               Six Months ended April 30, 2006 and 2005
                             (Unaudited)
                                                              Six
                                                             Months
                            Six Months Ended                 Ended
                                 4/30/06                    4/30/05
                 -----------------------------------------------------
                              Elimination
                               of Excess    Adjusted
                      As         SG&A       Non-GAAP          As
                   Reported    expenses(2)   Results       Reported
                 ------------- ----------- ------------ --------------
Net Revenue      $106,632,000          $-  $106,632,000  $101,180,000
Cost of Sales      58,773,000           -    58,773,000    58,463,000
                 ------------- ----------- ------------- -------------
 Gross Profit      47,859,000                47,859,000    42,717,000
Selling, General
 and Administrative
  Expenses         39,208,000  (1,600,000)   37,608,000    33,393,000
                 ------------- ----------- ------------- -------------
Income from
 Operations         8,651,000   1,600,000    10,251,000     9,324,000
Other Income
 (Expense):
 Interest Income       19,000           -        19,000        34,000
 Interest
  Expense          (1,401,000)          -    (1,401,000)   (1,109,000)
 Other Income
  (Expense), net      439,000           -       439,000       (93,000)
                 ------------- ----------- ------------- -------------
 Total Other
  Expense, net       (943,000)          -      (943,000)   (1,168,000)
Income Before
 Provision for
 Income Taxes       7,708,000   1,600,000     9,308,000     8,156,000
Provision for
 Income Taxes      (3,083,000)   (640,000)   (3,723,000)   (3,262,000)
                 ------------- ----------- ------------- -------------
 Net Income        $4,625,000    $960,000    $5,585,000    $4,894,000
                 ============= =========== ============= =============

Income Per
 Share - BASIC          $0.32       $0.07         $0.39         $0.36
Weighted Average
 Common Shares
 Outstanding       14,290,000  14,290,000    14,290,000    13,769,000
                 ============= =========== ============= =============

Income Per Share
 - DILUTED              $0.32       $0.07         $0.39         $0.35
Adjusted Weighted
 Average Shares
 And Assumed
 Conversions       14,458,000  14,458,000    14,458,000    14,184,000
                 ============= =========== ============= =============

(2) Excess SG&A expenses are primarily consulting and legal expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the ongoing exploration of strategic alternatives, stock option expenses and certain public company costs booked in the first six months of fiscal 2006 but not incurred last year.



    CONTACT: Ashworth, Inc.
             Randall L. Herrel, Sr., Chairman & CEO
             Winston Hickman, CFO
             760-929-6142